Exhibit 3.2

AMENDMENT NO. 1

TO THE BYLAWS

OF Global Interactive Technologies, Inc.

(a Delaware corporation)

December 5, 2024

The Bylaws of Hanryu Holdings, Inc., which will now be known as the Bylaws of Global Interactive Technologies, Inc., a Delaware corporation, are hereby amended as follows:

1. Section 2.5, shall be deleted in its entirety and replaced by the following which shall be inserted in lieu thereof:

“Section 2.5 Quorum and Voting. Thirty-three and 33/100 (33 1/3%) percent of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than thirty-three and 33/100 (33 1/3%) percent of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. As such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholder to leave less than a quorum.”

2. Except as expressly modified hereby, the Bylaws and all the provisions contained herein shall remain in full force and effect. The Bylaws and this Amendment No. 1 shall be read and construed together as a single instrument.

CERTIFICATION

The undersigned hereby certifies that the above and foregoing is a true and correct copy of the Amendment No. 1 to the Bylaws of Global Interactive Technologies, Inc., a Delaware corporation, as adopted and approved by the board of directors on November 20, 2024.

/s/ Taehoon Kim
Taehoon Kim Interim Chief Executive Officer